                                                                    Exhibit 16.1


                    [LETTERHEAD OF DELOITTE & TOUCHE LLP]

August 15, 2000


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs/Madam:

We have read and, except as noted below, agree with the comments in Item 4 of Form 8-K of American Bank Note Holographics, Inc. (the "Company") dated August 7, 2000. We do not have sufficient information to agree or disagree with the Company's assertions in the second and fourth sentences of the first paragraph, the fifth and last sentences of the third paragraph and the fifth paragraph in the aforementioned Item 4 of Form 8-K.


Yours truly,

/s/ Deloitte & Touche LLP